UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

The Walt Disney Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

2023 annual meeting investor presentation ©Disney

We Request Your Support at the 2023 Annual Meeting Board of Directors Voting Recommendations COMPANY PROPOSALS Proposal 1: Election of Directors Our Board of Directors recommends a vote FOR the election of eleven nominees named in the proxy statement as Directors P FOR EACH NOMINEE Proposal 2: Ratification of the Appointment of Independent Accountants Our Board of Directors recommends a vote FOR the ratification of PriceWaterhouseCoopers LLP as the Company’s registered public accountants for fiscal 2023 P FOR Proposal 3: Advisory Vote on Executive Compensation Our Board of Directors recommends a vote FOR the approval of the compensation of our Named Executive Officers P FOR Proposal 4: Advisory Vote on Frequency of Votes on Executive Compensation Our Board of Directors recommends a vote FOR 1 Year on the frequency of advisory votes on executive compensation P FOR 1 Year SHAREHOLDER PROPOSALS Proposal 5: Shareholder Proposal on Operations Related to China Our Board of Directors recommends a vote AGAINST the shareholder proposal requesting a report on operations related to China X AGAINST Proposal 6: Shareholder Proposal on Charitable Giving Our Board of Directors recommends a vote AGAINST the shareholder proposal requesting charitable contributions disclosure X AGAINST Proposal 7: Shareholder Proposal on Political Expenditures Our Board of Directors recommends a vote AGAINST the shareholder proposal requesting a political expenditures report X AGAINST ©Disney

Proactively Executing on Key Strategic Priorities Implementing cost reductions and streamlining organizational structure to enhance productivity Working towards achieving both sustained growth and profitability in our DTC business Improving the guest experience at our parks by providing more value and flexibility Primarily focusing on and significantly investing in our core brands and franchises Leveraging our platforms to reach larger audiences and optimize the value of our content Reorganizing leadership structure to put more decision-making back in the hands of creative teams ©Disney

Strategic Reorganization Designed to Optimize Future Growth, Profitability and Value Creation Alan Bergman & Dana Walden The Company’s full portfolio of entertainment media and content businesses globally, including Disney+ and Hulu Jimmy Pitaro ESPN networks, ESPN+, and our international sports channels Josh D’Amaro Our theme parks, resort destinations, and cruise line, as well as Disney’s consumer products, games and publishing businesses Disney Parks, Experiences and Products ESPN Disney Entertainment Reorganizing Disney to be driven by creativity, rooted in accountability and coordination and committed to efficiency Three core business units headed by experienced leaders who will have operational control and financial responsibility for what they create and deliver These organizational changes are in effect, and we will begin financial reporting under the new business structure by the end of the fiscal year ©Disney

CEO Succession is a Top Board Priority Mark Parker named Chairman of the Board in January 2023 to be effective following the Annual Meeting Leading voice on Disney Board regarding important subjects including engaging and managing creative talent, businesses and executives and pivoting legacy businesses to data-driven, direct-to-consumer models Strong leader who executed successful CEO transition at NIKE in 2020 The Board has created a Succession Planning Committee, led by Mark Parker, to support the CEO search process: Implement timetable and key milestones for the CEO search process Retention and oversight of search firm Evaluate internal and external candidates Report to full Board and lead discussion at each regular meeting and engage full Board in review and selection of final candidates Mary Barra Chair and CEO General Motors Company Francis deSouza President and CEO Illumina Calvin McDonald CEO lululemon athletica Mark Parker Executive Chair and Former CEO NIKE Succession Planning Committee Members ©Disney

Highly Engaged Board with Diverse Perspectives



Mark G. Parker
Incoming Independent Chairman
Governance and Nominating Committee Chair
Executive Chairman, NIKE



Mary T. Barra
Chairman and Chief Executive Officer, General Motors Company



Amy L. Chang
Former Executive Vice President, Cisco Systems



Carolyn N. Everson
Former President, Instacart
Joined November 2022



Maria Elena Lagomasino
Compensation Committee Chair
CEO and Managing Partner, WE Family Offices



Derica W. Rice
Incoming Audit Committee Chair
Former Executive Vice President, CVS Health



Robert A. Iger
Chief Executive Officer



Safra A. Catz
Sitting Audit Committee Chair
Chief Executive Officer, Oracle



Francis A. deSouza
President and Chief Executive Officer, Illumina



Michael B. G. Froman
Vice Chairman and President of Strategic Growth, Mastercard; Incoming President, Council on Foreign Relations[1]



Calvin R. McDonald
Chief Executive Officer, lululemon athletica

Diverse Perspectives

64%
7 out of 11 directors are gender / ethnically diverse


Women
Men
5
6
45%
of Directors
are women


Asian
Asian & Black
Black
Latina
1
1
1
1
7
36%
of Directors
are racially /
ethnically
diverse

Independence & Refreshment

10 out of 11 Independent Directors

6 Years of Average Tenure

(1) Director Froman is set to depart Mastercard late in the second quarter of the calendar-year and will assume his new role for the Council on Foreign Relations on July 1.

©Disney
5

Executive Management Experience* Finance & Accounting* Global Business Operations* Risk Management* Business Development, M&A and Growth* Corporate Responsibility Experience* Brand, Marketing & Retail Management Direct-to-Consumer Expertise Technology & Innovation Cybersecurity + + + Our Directors’ Skills and Experience Maintain an active dialogue with management and play an integral role in oversight of the company’s strategic direction Maintain effective oversight of Disney’s environmental, human rights, workforce and other responsible business practices, policies and reporting to promote a long-term sustainable business Assess and review key risks relating to the company and its performance, such as cybersecurity and data privacy 5 Directors with Fortune 500 CEO / CFO experience 7 Directors with public company CEO / CFO experience Important Oversight Roles of our Board and Committees * Indicates Core Competency Indicates Skill Central to Disney’s Strategy + Highly Experienced Board Executing Comprehensive Oversight Roles ©Disney

See page 5 of our 2023 Proxy Statement for full details on the substantial actions we have taken in response to shareholder feedback 100 In calendar 2022, we contacted… of top 50 holders …and held 95% over conversations focused on Board, executive compensation and ESG related topics led by, as appropriate, independent members of the Board of Directors over Board and Executive Oversight Board refreshment and key committee leadership rotations Establishment of Succession Planning Committee Human Rights Updated Human Rights Policy and enhanced public disclosures Commitment to provide an annual human rights report to the Governance and Nominating Committee Workforce Disclosure Commitment to disclosing quantitative metrics reflecting hiring, promotion and retention before the end of 2024 Executive Compensation Structure For fiscal 2023 increased proportion of CEO long-term incentive composed of performance-based restricted stock units (PBUs) Lobbying Commitment to expanded disclosure of trade association payments Chemical Management Committed to enhanced disclosures of priority chemicals, including reduction plans and progress Pay Equity Disclosure of annual adjusted gender, race and ethnicity pay ratio data Committed to expanding our assessment of the adjusted pay ratio in 2023 and disclosing unadjusted median analysis of pay in 2024 Executive Compensation Disclosure Expanded disclosure of each of our fiscal 2022 annual bonus program metrics to include the performance target and the ROIC test of the PBUs Key Themes We Have Discussed and Responsive Actions Track Record of Shareholder Engagement and Responsiveness ©Disney

Fiscal 2022 NEO Compensation The Compensation Committee has designed a compensation program that produces a strong alignment between pay and performance, reflecting shareholder feedback and the appropriate metrics to drive execution of our strategy Key Compensation Elements Reflect Shareholder Feedback and Evolution of the Business Bonus metrics align with the company’s strategic business direction and reorganization and incentivize creativity and innovation to generate growth Majority of long-term compensation remains in the form of PBUs, which have increased to 60% for fiscal 2023 for CEO Bob Iger 3-yr. cumulative relative TSR (50% of PBUs) Adj. Segment Operating Income Base Salary Annual Bonus Annual Equity Awards Paid in cash; reflects job responsibilities and provides competitive fixed pay to balance performance-based risks Financial Performance – 70% 3-yr. ROIC (50% of PBUs) Performance-based Restricted Stock Units (PBUs) – 50% Stock Options – 25% 3-year annual vest Adj. After-Tax FCF Adj. Revenue Other Performance Factors – 30% 3-year annual vest Time-Vested RSUs – 25% For fiscal 2023, Mr. Iger’s annual award will be composed of 60% PBUs and 40% stock options; PBUs will be measured over a two-year period Compensation Structure Remains Highly Performance-Based ©Disney

Board Oversight Disney’s approach to oversight of ESG practices, policies, reporting, risk management and goal-setting is thoughtfully designed to create Board-level and executive team ownership of key decisions that can drive long-term, sustainable shareholder value Jennifer Cohen, Disney’s Executive Vice President (EVP), Corporate Social Responsibility (CSR), leads these efforts, reporting directly to CEO Our C-Suite, including the CFO, CHRO, Chief Diversity Officer and General Counsel, partner closely with Ms. Cohen and her team to develop strategies, policies, programs, compliance practices and other initiatives to identify and address our CSR priorities The EVP of CSR and the CHRO provide updates to specific committees at least annually, as well as updates to the full Board as needed Leaders take a strategic approach to setting our CSR priorities, addressing issues important to our businesses and to the communities where we operate, regularly monitoring issues and evolving our efforts In direct response to shareholder feedback in recent years, the Board has updated several aspects of its risk oversight: The full Board and committees receive updates from relevant members of the management team on priority issues Leadership Team Oversight Oversight of ESG programs and reporting, human rights policies* and lobbying and political strategy *See our recently updated Human Rights Policy for more detail Oversight of workforce equity Oversight of cybersecurity and data security risk Governance & Nominating Committee Compensation Committee Audit Committee ©Disney Dedicated Oversight of Disney’s Responsible Business Practices

Commitment and Accountability to Building a Long-Term Sustainable Business

Disney's approach to and ongoing enhancements of corporate social responsibility are informed by feedback gathered during our shareholder engagement efforts

Reporting

- NEW in FY22 — **2022 CSR report describes strategy** that addresses the expectations of our people, consumers, communities and investors, and helps attract, retain and develop talented and diverse creators, cast members, and employees, all of whom contribute to our business success
  - Report demonstrates how programs and intentions align with **SASB, United Nations SDGs and TCFD**[(1)]
- NEW in FY22 — Reported adjusted pay ratios of 99%+ across gender, race and ethnicity
- **Published latest U.S. EEO-1 data** for calendar year 2021 and Diversity Dashboard for fiscal 2022; intend to continue publishing **Diversity Dashboard and EEO-1 reports** annually

Environmental Goals[(2)]

- The announced **2030 environmental goals** across **Emissions, Water, Waste, Materials and Sustainable Design** maintain accountability against our sustainability strategy, including qualitative updates and select quantitative measures
- NEW in FY22 — In December 2022 we announced we are setting a science-based target for all emissions (Scopes 1 & 2 in our direct operations, Scope 3 in our broader value chain). We plan to submit this target to the Science Based Targets initiative for validation

NEW in FY22

- **Net zero Scope 1 & 2 GHG emissions** and **100% zero carbon electricity** for direct operations; **Reduce Scope 3** in line with a "well below 2ºC" scenario
- **Zero waste to landfill** at wholly owned and operated parks, resorts, and cruise line
- **Sustainable design standards** for new projects to achieve near net zero GHG, maximize water efficiencies and support zero waste operations

(1) TCFD reporting disclosed through mapping to CDP Climate Change Survey response.
(2) The complete set of our 2030 environmental goals is provided in our 2030 Environmental Goals White Paper, available on the Environmental Sustainability page of our CSR website.

©Disney 10

Unparalleled Commitment to Employees

For 100 years, we've empowered our employees to live their best lives, growing personally and professionally, as we work together and thrive together in an environment where everyone belongs and is respected

Competitive Pay

- Offer **market-competitive pay** and reward outstanding performance
- Almost all hourly full- and part-time U.S. DPEP employees earn a **minimum of $15/hour**, and median hourly earnings are **more than $17.50/hour**
- Recently expanded eligibility for our **annual bonus program**
- **Our employee adjusted pay ratio is at least 99%** when comparing the base pay of U.S. employees based on gender, race, and ethnicity; Committed to reporting this ratio annually

Employee Well-being

- Offer **competitive total rewards package** that includes pay, health and savings benefits, time-off programs, family-building solutions, educational opportunities and more
- Provide **both on-site and virtual access to healthcare, experts, and facilities**
- Prioritize **destigmatizing mental health** by breaking down barriers to access care and resources
- Offer employees and their household members **24/7, cost-free access to licensed therapists** through our EAP program

Family Support & Care

- Provide **care time, parental and medical leave** to accommodate family needs
- Support parents with **access to childcare centers**, enhanced back-up care choices, and a variety of parenting resources such as summer camps, pet care, tutoring and college coaching
- Offer competitive **family planning benefits and resources**

Community & Social Impact

- **Contribute to and care for the community** through social impact programs, including Disney VoluntEARS
- Offer an employee **Matching Gifts program** that supports employees in giving to charities they're passionate about
- Commitment to hiring, training and supporting returning veterans through the **Heroes Work Here** initiative

Development

- Provide **opportunities** for growth, development, and career mobility
- Develop leaders through **unique learning experiences**, including **Disney IGNITE**, our newest offering for senior leaders
- Invest in the education and career aspirations of U.S.-based hourly employees through **Disney Aspire**, which offers 100% tuition paid up front at a wide network of learning partners

Diversity, Equity & Inclusion

- **Foster and fuel representation, understanding, and a sense of belonging** for our workforce
- Support a large network of **Business Employee Resource Groups (BERGs)**, voluntary employee-led groups formed around **shared identity**
- Attract and retain diverse talent through **various Talent Network programs** designed to increase talent exposure and representation across all levels
- **Unlock opportunities for underrepresented storytellers** and business leaders across our family of brands

©Disney 11

Shareholder proposal: Requests the company report annually to shareholders on the extent to which its corporate operations rely on China Proponent: National Legal and Policy Center The requested report would not provide additional value to the company’s shareholders The company is already subject to and compliant with comprehensive and ongoing business-related reporting requirements The company is deeply committed to operating ethically in a manner that respects human rights in its business operations, has policies and practices in place to prevent, detect and mitigate any human rights risks, and has extensive public information on its website regarding those policies and procedures Our Board has strong oversight of risk management for key decisions that drive long-term and sustainable shareholder value The Board assesses significant operational risks which are regularly reported to either the full Board or its committees, as well as risks relating to the key economic and market assumptions that inform our business plans and growth strategies The Board’s Governance and Nominating Committee oversight includes the company’s Human Rights Policy, and the Committee reviews reports at least annually from the company’s Global Public Policy group and the General Counsel on Human Rights related matters The Audit Committee reviews and provides oversight of the company’s International Labor Standards program Respect for human rights is deeply engrained in our culture and reflected in extensive public practices and policies In September 2022, we published an updated Human Rights Policy and expanded our public disclosures outlining the company’s ongoing due diligence to identify, prevent, mitigate and account for human rights risks and impacts in our business operations The company’s policies and disclosures (noted below) reflect its commitment to conducting business ethically and responsibly, internally and with third parties, including through labor standards and working condition requirements for manufacturers of products using its intellectual property These policies explicitly prohibit forced labor in our direct operations and value chains and are based on international principles designed to protect human rights established by the United Nations and the International Labour Organization The Board recommends that you vote AGAINST this proposal. Our existing oversight framework, policies, and procedures effectively assess and mitigate the key risks identified by the proponent Human Rights Policy Statement (expanded in September 2022) Standards of Business Conduct Supply Chain Code of Conduct Corporate Social Responsibility Report Modern Slavery Transparency Statements CSR Website Sources and Policies (found on our website) ©Disney Shareholder Proposal on Operations Related to China

Shareholder proposal: Requests the Board list on the company website any recipient of $10,000 or more of direct contributions, excluding employee matching gifts Proponent: Thomas Strobhar The proposed disclosure would not provide any corresponding benefit to our shareholders and other stakeholders Charitable giving guidelines are available on the company’s website, including the criteria for organizations to be considered for support and the types of organizations that are generally not supported The company’s charitable giving efforts are publicly disclosed through its annual Corporate Social Responsibility (“CSR”) Report and CSR website; the 2022 CSR report provides details of annual charitable giving amounts since 2018 The company’s governance processes provide guidelines to align charitable giving with the company’s mission, CSR strategy and business needs The company’s charitable contributions are governed by giving guidelines that apply to all cash grants, which are required to be reviewed by Corporate Social Responsibility staff members trained on the company’s giving policies The company’s charitable giving guidelines are designed to establish eligibility criteria and the allocation of the company’s resources in an effective and impartial manner The Board believes the proposal is an attempt to generate opposition to particular organizations through the company’s charitable giving process The proponent has submitted numerous similar proposals to other companies with the intent of denouncing reproductive healthcare and same-sex marriage This is a proponent with a narrow focus in opposition of these issues who appears to use shareholder proposals as a tool to identify particular recipients of charitable giving and generate opposition to support for such organizations The Board recommends that you vote AGAINST this proposal. The requested report would not enhance our existing accountability and transparency of charitable giving and would only serve the interests of the proponent. Sources and Policies (found on our website) Charitable Giving Guidelines 2022 CSR Report CSR Website ©Disney Shareholder Proposal on Charitable Giving

Shareholder proposal: Requests the company annually analyze and report the congruence of political expenditures with its values / policies Proponent: The Educational Foundation of America The proposal is impracticable and representative of a narrowly-focused proponent seeking to advance a particular agenda We routinely engage with individuals and organizations with which we do not agree on a number of topics to ensure our business operations and social focus areas incorporate perspectives from a diverse group that reflects the broader society in which Disney operates This is a proponent with a narrow focus that is seeking to micromanage the company’s entire political engagement practice to advance a limited, particular agenda, historically focused on reproductive rights, rather than recommend an action to enhance shareholder value The company has robust Board oversight and processes to review and monitor its lobbying and political activities The Governance and Nominating Committee oversees lobbying and political strategy (Recently enhanced oversight) The Governance and Nominating Committee monitors and receives regular updates regarding public policy issues and the company’s direct and indirect lobbying activities and trade association memberships In direct response to shareholder feedback, the company enhanced disclosure of political and lobbying activities including: Information regarding membership in U.S.-based industry and trade associations Company’s core policy issues on which its political giving is focused Rationale for the company’s trade association memberships Integrating links to federal lobbying reports in the company’s ESG reporting to facilitate review of its lobbying priorities and positions Steps the company may take when a trade association is not aligned with the company on core policy issues* Prohibiting the use of trade association dues for political candidate contributions The company has committed to further strengthening and improving its political and lobbying practices, including: Disclosing the primary purpose for each trade association membership The Board recommends that you vote AGAINST this proposal. We believe this proposal would not be an efficient use of resources in light of our existing disclosures and its impracticable ask for complete alignment on all social and business matters Recent enhancements / commitments Political Giving and Participation in the Formulation of Public Policy (updated in February 2023) 2022 CSR Report Current U.S Trade Association Memberships Political Disclosure Archive (2014-2021) *See definitive proxy statement page 85 Sources and Policies (found on our website) ©Disney Shareholder Proposal on Political Expenditures

Cautionary Note on Forward Looking Statements Certain statements in this discussion may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expectations, organizational structure and leadership decisions, strategies and strategic priorities, commitments, beliefs, plans, goals, future programs or disclosures and other statements that are not historical in nature. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements. Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives, our execution of our business plans or other business decisions, as well as from developments beyond the Company’s control, including: further deterioration in domestic and global economic conditions; deterioration in or pressures from competitive conditions, including competition to create or acquire content and competition for talent, consumer preferences and acceptance of our content, offerings, pricing model and price increases and the market for advertising sales on our DTC services and linear networks; health concerns and their impact on our businesses and productions; international, regulatory, political, legal, or military developments; technological developments; labor markets and activites; adverse weather conditions or natural disasters; and availability of content; each such risk includes the current and future impacts of, and is amplified by, COVID-19 and related mitigation efforts. Such developments may further affect entertainment, travel and leisure businesses generally and may, among other things, affect (or further affect, as applicable): our operations, business plans or profitability; demand for our products and services; and the performance of the Company’s content. Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended October 1, 2022 including under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” quarterly reports on Form 10-Q, including under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and subsequent filings with the Securities and Exchange Commission. ©Disney